Exhibit 99

Company contact:	John B. Kelso, Director of Investor Relations 303.837.1661 or john.kelso@whiting.com
Whiting Petroleum Announces Fourth Quarter and Record
Full-Year 2006 Operating and Financial Results
2006 Net Income Increases 28% to $156.4 Million
Discretionary Cash Flow Up 33% in 2006
Annual Production Up 26% to 15.16 MMBOE
DENVER – February 27, 2007 – Whiting Petroleum Corporation (NYSE: WLL) today reported fourth quarter 2006 net income of $28.0 million, or $0.76 per basic and diluted share, on total revenues of $186.6 million. Fourth quarter 2006 net income included after-tax gains related to property sales of $6.5 million or $0.18 per share. This compares to fourth quarter 2005 net income of $38.3 million, or $1.05 per basic and diluted share, on total revenues of $186.0 million. Discretionary cash flow in the fourth quarter of 2006 totaled $83.8 million, compared to the $112.2 million reported for the same period in 2005. A reconciliation of discretionary cash flow to net cash provided by operating activities is included at the end of this news release. The decrease in fourth quarter 2006 net income versus the comparable 2005 period was primarily the result of higher operating and exploration costs and lower crude oil and natural gas price realizations.
Full-year 2006 Results
For the full-year 2006, Whiting reported record net income of $156.4 million, or $4.26 per basic share and $4.25 per diluted share, on total revenues of $778.8 million. This compares to 2005 net income of $121.9 million, or $3.89 per basic share and $3.88 per diluted share, on total revenues of $540.4 million. Discretionary cash flow in 2006 was up 33% to $426.2 million from $321.7 million in 2005.
Oil and gas production in 2006 totaled 15.16 million barrels of oil equivalent (MMBOE), or an average of 41,530 barrels of oil equivalent (BOE) per day. This rate represents a 26%

increase compared to the 33,089 BOE per day average, or 12.08 MMBOE total, produced in 2005.
Fourth Quarter Production
Production in the fourth quarter of 2006 totaled 3.80 MMBOE, of which 2.47 million barrels was crude oil (65%) and 1.33 MMBOE was natural gas (35%). This fourth quarter 2006 production total equates to a daily average production rate of 41,300 BOE, representing a 3% increase over the 40,020 BOE per day average rate in 2005’s fourth quarter.
As previously reported, approximately 4,500 BOE per day of production was shut in during late December 2006 due to a severe ice storm at Whiting’s Postle Field and Dry Trail Gas Plant in Texas County, Oklahoma. Electric power was out from December 29, 2006 until January 4, 2007, at which time Whiting Oklahoma and Texas based personnel returned approximately two-thirds of the field to production through the use of 21 mobile electric generators. The local utility restored full power to the Postle Field by January 31, 2007, at which time the field’s production was back at approximately 4,500 BOE per day.
Approximately 760 BOE per day of production was delayed due to freezing conditions at the Company’s North Ward Estes Field, located in Ward and Winkler Counties, Texas. Several equipment upgrades were implemented and activities were again concentrated on water flood restoration and commencement of CO2 injection in the second quarter of 2007.
Other factors that contributed to lower than expected fourth quarter production included: weather-related oil trucking issues in North Dakota; a fire at a third-party facility on November 13, 2006 that restricted production from the Bridger Lake/Luckey Ditch Field in Uintah County, Wyoming; and, a large number of well workovers that also impacted Whiting’s lease operating expense during the quarter. All of the above production-related issues were resolved by January 31, 2007 except for the issues at North Ward Estes Field, which will be resolved as facilities are consolidated and upgraded in conjunction with the CO2 flood.
Recently, as a result of a fire at Valero Energy Corp.’s McKee Refinery near Dumas, Texas, Whiting’s Postle Field, which delivers its oil by pipeline to the Valero Refinery, was shut-in on February 20, 2007. Production at the Postle Field has been increasing. From February 1 to February 18, 2007, it averaged 4,800 BOE per day net to Whiting. Valero rerouted its system and began taking Postle production on February 23, 2007 at a reduced rate. Valero expects to have pipeline capacity back to normal by March 1, 2007.

Proved Reserves
Whiting’s total proved reserves at December 31, 2006 were 248.1 MMBOE, of which 79% was oil. Whiting’s developed reserves as a percentage of its total proved reserves increased to 65% at year-end 2006 from 59% at year-end 2005. Our total proved reserves at December 31, 2006 were essentially flat with our year-end 2005 reserve estimate after adjusting for the 15.16 MMBOE of production in 2006. Whiting’s 7.4 MMBOE of reserve additions in 2006 were offset by approximately the same amount of downward reserve revisions. The revisions were due to a combination of economic assumptions utilized in the year-end reserve estimates, as well as field performance and drilling results. The economic factors include an estimated downward revision of 2.4 MMBOE due to the change in the year-end gas price from $7.78 per thousand cubic feet (Mcf) at December 31, 2005 to $5.27 per Mcf at December 31, 2006, based on Houston Ship Channel pricing. A further downward revision of 2.8 MMBOE is estimated due to higher lease operating expenses being experienced by Whiting as well as the industry in general. Property sales exceeded property purchases by 0.1 MMBOE. The remaining 2.4 MMBOE of revisions is due to a combination of field performance and drilling results primarily in some older Whiting properties (non-Postle and non-North Ward Estes) that reduced reserve volumes.
The following table summarizes these changes:

MMBOE
Proved Reserves at December 31, 2005	263.6
2006 Production	(15.2)
2006 Additions	7.4
2006 Adjustment — lower gas price	(2.4)
2006 Adjustment — higher LOE	(2.8)
2006 Reduction — performance	(2.4)
2006 Net property sales/purchases	(0.1)

Proved Reserves at December 31, 2006	248.1
All of Whiting’s December 31, 2006 reserve estimates were prepared by the independent petroleum engineering consulting firms of Cawley Gillespie & Associates, Inc., Ryder Scott Company, and R.A. Lenser & Associates, Inc.
James J. Volker, Whiting’s Chairman, President and CEO, commented, “In 2006, 49% of our $455 million drilling expenditures was invested in the implementation of our waterflood and CO2 expansion projects in the Postle and North Ward Estes fields. Across all of our properties, approximately 75% was invested in the conversion of proved undeveloped reserves to proved developed reserves. When we acquired Postle and North Ward Estes in 2005, the fields’ proved reserves were only 43% proved developed. At year-end 2006, the proved developed reserves represented 54% of the two fields’ total proved reserves of 127.2 MMBOE. In addition, these two fields have approximately 98 MMBOE of probable and possible reserves, the majority of which is associated with the incremental recovery of reserve volumes above the proved reserve volumes currently assigned. It is essential that we continue to invest in these projects. When fully developed, we estimate they will have an all-in acquired and developed cost of $15.35 per BOE based on proved reserves only and as low as $10.47 per BOE with the addition of non-proved reserves. In 2007, we expect these two projects to receive approximately $200 million or 57% of our $350 million drilling capital budget. Because in 2006 we concentrated on the conversion of proved undeveloped reserves to proved developed reserves, our total reserves declined 5.9%. Over time, we expect this to be more than offset by the conversion of the 98 MMBOE of Postle and North Ward Estes probable and possible reserves. In addition, we expect reserve adds from our Piceance and Bakken exploration areas.”

The table below summarizes the fully developed costs per BOE at Postle and North Ward Estes:

		Reserves or	Acq. and
	Net	Production	Dev. Cost
	(MM$)	(Net MMBOE)	($/BOE)
Acquisition Purchase Price (effective 7/1/05)	$802
Remaining Proved at 12/31/06 – Capex / Reserves	959	127.2
Six Months 2005 – Capex / Production	75	1.9
2006 – Capex / Production	221	4.3
2006 Property Sales – Sales Price / Reserves	(5)	0.3

Total Actual Plus Proved at 12/31/06 – Capex / Reserves	2,052	133.7	$15.35	(1)
Probable and Possible at 12/31/06 – Capex / Reserves	375	98.0

Total Actual Plus All Reserve Cats. – Capex / Reserves	$2,427	231.7	$10.47	(1)

(1) Estimated capital expenditures reflect the increasing cost of industry equipment and services as well as an expanded scope in planned projects.
The following table shows reserve growth at these fields:

Total Postle, North Ward Estes and Ancillary Reserves(1)
(Net MMBOE)

Proved Reserves at 12/31/05	125.8
2006 Production	(4.3)
2006 Property Sales	(0.3)
2006 Net Reserve Additions	6.0

Proved Reserves at 12/31/06	127.2

(1) Total proved reserves as of the July 1, 2005 effective date of the acquisitions were 122.3 MMBOE.
Mr. Volker continued, “With approximately 25% of our drilling expenditures, we will continue to invest in the exploratory projects now under way in the Middle Bakken and Red River formations in the Williston Basin and the Williams Fork formation in the Piceance Basin. Initial results in these exploratory areas have been encouraging. If it continues, we expect to ramp up our drilling plans in these exploratory areas in late 2007 and 2008.”

Mr. Volker added, “Our current mix of oil and natural gas reserves is 79% oil and 21% natural gas. Our current production volumes are 65% oil and 35% natural gas. Crude continues to sell at a premium to natural gas based on their approximate 6-to-1 Btu equivalency. We expect that relationship to continue into the future.”
Other Noteworthy Events and Results in the Fourth Quarter and Full-year 2006
• Production from the Postle Field increased from a net 4,200 BOE per day at the time of its acquisition in August 2005 to 4,500 BOE per day in December 2006, an increase of 7%.
• Production from the North Ward Estes Field increased from a net 5,200 BOE per day at its acquisition in October 2005 to 6,000 BOE per day in December 2006, an increase of 15%.
• The Dry Trail Gas Plant in the Postle Field was expanded in 2006. The plant is injecting 108 million cubic feet (MMcf) of gas per day, up from approximately 60 MMcf per day at its acquisition in August 2005. During the second quarter of 2006, new compressors were installed resulting in additional CO2 being injected into the field’s producing Morrow sand reservoir. Subsequent to the delivery and installation of two new compressors in the second half of 2007, Whiting expects the plant’s injection capacity to increase to approximately 130 MMcf per day. This project is part of the Company’s plan to expand the existing water and CO2 flood from the eastern half of the Postle Field to the western half of the field. As previously reported Whiting is now using produced natural gas from Postle Field to help fuel the Dry Trail Gas Plant, thus reducing third-party gas purchases and lowering lease operating costs at the field.
• Construction of a gas plant facility at North Ward Estes Field began in November 2006. The same plant design and construction team that Whiting used to expand the Dry Trail Gas Plant in the Postle Field is being employed at North Ward Estes Field. CO2 injection into the field’s producing Yates sand reservoir is expected to begin in the second quarter of 2007.
• In August, Whiting closed on the acquisition of 1.4 MMBOE in Michigan from a privately held seller for $26 million. The reserves were 99% proved producing reserves primarily contained in the Niagaran and Prairie du Chien formations. The acquisition included 65 producing properties, a gathering line, gas processing plant and 30,437 net acres of leasehold held by production. The net proved reserves were composed of 702,000 barrels of oil and natural gas liquids (NGL’s) and 4.2 billion cubic feet (Bcf) of natural gas. Net production at the time of the acquisition was 355 barrels of oil and NGL’s and 1.7 MMcf of gas per day. Whiting operates 85% of the acquired properties. Acquisition metrics were $18.55 per BOE of proved producing reserves and $40,750 per net daily barrel. Lease operating expenses from these properties averaged $12.63 per BOE as of the May 1, 2006 effective date of the acquisition.
• During 2006, Whiting sold its interests in several non-core properties with estimated proved reserves of 1.4 MMBOE to undisclosed buyers for an aggregate amount of $24.4 million. These sales included fields in Texas, New Mexico and Utah, as well as Whiting’s only Canadian field. For the US properties sold, the sales price averaged $19.68 per BOE of proved reserves and lease operating expenses averaged $25.59 per BOE of production. Consequently, Whiting sold properties at a price per BOE exceeding the acquisition cost of its Michigan properties. In addition, the lease operating expenses per BOE of the properties acquired were less than the lease operating expenses of the properties sold.
• Whiting’s banks increased the Company’s borrowing base to $875 million effective November 1, 2006. At December 31, 2006, Whiting had drawn $380 million under the credit agreement.
The following table summarizes the Company’s net production and commodity price realizations for the 2006 and 2005 fourth quarters ended December 31:

	Three Months Ended
Production	12/31/06	12/31/05	Change
Oil and condensate (MMBls)	2.47	2.37	4%
Natural gas (Bcf)	8.00	7.90	1%
Equivalent (MMBOE)	3.80	3.68	3%

Average Sales Price
Oil and condensate (per Bbl):
Price received	$50.57	$53.02	(5%)
Effect of crude oil hedging	—	(0.08)

Realized price	$50.57	$52.94	(5%)

Natural gas (per Mcf):
Price received	$5.89	$9.24	(36%)
Effect of natural gas hedging	0.29	(1.58)

Realized price	$6.18	$7.66	(19%)

Whiting recorded a gain of $2.4 million on its natural gas hedges during the fourth quarter of 2006, as compared to a hedging loss of $12.7 million in the fourth quarter of 2005. A summary of Whiting’s outstanding crude oil and natural gas hedges is included later in this news release.

Production Metrics
A summary of cash revenues and cash costs on a per BOE basis is as follows:

	Per BOE, Except Production
	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
Production (MMBOE)	3.80	3.68	15.16	12.08

Sales price, net of hedging	$45.85	$50.44	$50.52	$44.70
Lease operating expense	$12.74	$11.09	$12.12	$9.24
Production tax	$2.70	$3.13	$3.11	$2.99
General & administrative	$2.24	$2.88	$2.49	$2.53
Exploration	$2.35	$1.32	$1.98	$1.21
Cash interest expense	$4.54	$4.03	$4.37	$2.92
Cash income tax expense	$3.11	$(0.18)	$0.81	$0.70

	$18.17	$28.17	$25.64	$25.11

Lease operating expense in the fourth quarter of 2006 averaged $12.74 per BOE, an increase of 15% from the fourth quarter 2005 average of $11.09 per BOE. During the fourth quarter of 2006, the company revised its labor billing practices to better conform to COPAS guidelines. The revisions resulted in lower general and administrative expense to Whiting and higher amounts of labor/lease operating expense being charged to Whiting and its non-operating working interest owners on Whiting-operated properties. In addition, Whiting experienced additional, but slowing, inflation in the cost of oil field goods and services.
Exploration and impairment expense totaled $11.6 million in the fourth quarter of 2006, versus $5.0 million in the fourth quarter of 2005. The increase in cost was primarily due to increased purchases of seismic and the addition of geological and geophysical personnel to support the Company’s increased drilling budget. A breakdown of fourth quarter and full-year 2006 exploration and impairment expense is as follows:

	Fourth Quarter	Full-Year
	2006	2006
G & G Expense (seismic shoots/purchases)	$4.3	$12.2
Exploration G&A (salaries/benefits/other G&A)	$2.2	$9.1
Exploratory Dry Holes	$1.9	$7.2
Impaired Undeveloped Leasehold	$1.9	$3.7
Impaired Developed Leasehold	$0.7	$0.7
Delay Rentals and Other	$0.6	$1.6

Total	$11.6	$34.5
DD&A expense averaged $12.08 per BOE in the fourth quarter of 2006, a 34% increase over the $9.03 per BOE average in the fourth quarter of 2005, and $10.74 per BOE for the full year, a 33% increase from the $8.08 per BOE in 2005. The fourth quarter DD&A rate was also higher than the $10.99 per BOE rate in the third quarter of 2006. The primary factor causing this rate increase is the Company’s high level of expenditures to develop proved undeveloped reserves, particularly related to the enhanced oil recovery projects in the Postle and North Ward Estes fields where the development of undeveloped reserves does not increase existing proved reserves.
2006 Drilling Summary
The table below summarizes Whiting’s drilling activity and capital spending for the three months and 12 months ended December 31, 2006:

	Gross/Net Wells Drilled
					Capital
			Total New	% Success	Spending
	Producers	Unsuccessful	Drilling	Rate	(In Millions)
Q406	95 / 54.7	3 / 0.3	98 / 55.0	97% / 99%	$113.3
12M06	418 / 310.8	19 / 11.3	437 / 322.1	96% / 97%	$455.0
Outlook for First Quarter and Full-year 2007
The following statements provide a summary of certain estimates for the first quarter and full-year 2007 based on current forecasts. Whiting’s full-year 2007 capital budget is $350 million (excluding acquisition costs).
Based on anticipated capital spending and the items mentioned above, Whiting’s first quarter 2007 production is expected to range from 3.45 MMBOE to 3.55 MMBOE (65% oil). Production for full-year 2007 is estimated to range from 14.00 MMBOE to 14.40 MMBOE.

Whiting is currently running 12 operated drilling rigs and is also participating in the drilling of approximately four non-operated wells. In addition, 16 workover rigs are currently operating in the North Ward Estes Field and six are working in the Postle Field.
Guidance for the first quarter of 2007 and full-year 2007 is as follows:

Guidance
	First Quarter	Full-Year
	2007	2007
Production (MMBOE)	3.45 - 3.55	14.00 - 14.35
Lease operating expense per BOE	$13.80 - $14.20	$14.10 - $14.30
General and administrative expense per BOE	$2.25 - $2.35	$2.25 - $2.35
Interest expense per BOE.	$5.40 - $5.60	$5.45 - $5.60
Depr., depletion and amort. per BOE	$12.40 - $12.80	$13.10 - $13.40
Production taxes (% of production revenue)	6.0% - 6.3%	6.0% - 6.3%
Oil Price Differentials to NYMEX per Bbl	$8.50 - $9.00	$8.50 - $9.00
Gas Price Differentials to NYMEX per Mcf	$0.40 - $0.60	$0.40 - $0.60

Oil and Gas Hedges
Whiting’s outstanding hedges and fixed price contracts as of January 1, 2007 are summarized below:

	Contracted Volume		NYMEX Price Collar Range		As a Percentage of
	Natural Gas	Oil			December 2006
	MMBtu per	Bbls per			Production for
Hedges	Month	Month	Gas (per MMBtu)	Oil (per Bbl)	(Gas/Oil)

2007
Q1	600,000	125,000	$6.00 - $15.20	$45.00 - $81.00	23%/15%
Q1	1,000,000	215,000	$6.00 - $15.52	$50.00 - $70.90	39%/26%
Q1	—	110,000	—	$50.00 - $73.15	— /13%
Q2	—	110,000	—	$50.00 - $72.00	— /13%
Q2	—	300,000	—	$50.00 - $78.50	— /36%
Q3	—	110,000	—	$50.00 - $70.90	— /13%
Q3	—	300,000	—	$50.00 - $77.55	— /36%
Q4	—	110,000	—	$49.00 - $71.50	— /13%
Q4	—	300,000	—	$50.00 - $76.50	— /36%

2008
Q1	—	110,000	—	$49.00 - $70.65	— /13%
Q2	—	110,000	—	$48.00 - $71.60	— /13%
Q3	—	110,000	—	$48.00 - $70.85	— /13%
Q4	—	110,000	—	$48.00 - $70.20	— /13%

	As a Percentage of
	Natural Gas Volumes in	2007 Contract Price (1)	December 2006
Fixed Price Contracts	MMBtu per Month	(per MMBtu)	Gas Production
Jan. 2007 – Dec. 2011	51,000	$4.75	2%
Jan. 2007 – Dec. 2012	60,000	$4.21	2%

(1) Annual 4% price escalation on fixed price contracts.

Selected Operating and Financial Statistics

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2006	2005	2006	2005
Selected operating statistics Production
Oil and condensate, MBbl	2,466	2,366	9,799	7,032
Natural gas, MMcf	8,001	7,895	32,147	30,272
Oil equivalents, MBOE	3,800	3,682	15,157	12,077
Average Prices
Oil, Bbl (excludes hedging)	$50.57	$53.02	$57.27	$51.26
Natural gas, Mcf (excludes hedging)	$5.89	$9.24	$6.59	$7.03
Per BOE Data
Sales price (including hedging)	$45.85	$50.44	$50.52	$44.70
Lease operating	$12.74	$11.09	$12.12	$9.24
Production taxes	$2.70	$3.13	$3.11	$2.99
Depreciation, depletion and amortization	$12.08	$9.03	$10.74	$8.08
General and administrative	$2.24	$2.88	$2.49	$2.53
Selected Financial Data (In thousands, except share and per share data)
Total revenues	$186,591	$185,988	$778,827	$540,448
Total costs and expenses	$143,944	$126,006	$545,555	$344,350
Net income	$27,950	$38,347	$156,364	$121,922
Net income per common share, basic	$0.76	$1.05	$4.26	$3.89
Net income per common share, diluted	$0.76	$1.05	$4.25	$3.88

Average shares outstanding, basic	36,744	36,466	36,736	31,356
Average shares outstanding, diluted	36,860	36,543	36,826	31,449
Net cash provided by operating activities	$59,329	$119,011	$411,209	$330,193
Net cash used in investing activities	$(98,887)	$(519,368)	$(527,579)	$(1,126,928)
Net cash provided by financing activities	$46,180	$403,197	$116,360	$805,457
Conference Call
The Company’s management will host a conference call with investors, analysts and other interested parties on Wednesday, February 28, 2007 at 11:00 a.m. EST (10:00 a.m. CST, 9:00 a.m. MST) to discuss Whiting’s fourth quarter and full-year 2006 financial and operating results. Please call (800) 591-6945 (U.S./Canada) or (617) 614-4911 (International) and enter the passcode 71772068 to be connected to the call. Access to a live Internet broadcast will be available at www.whiting.com by clicking on the link titled “Webcasts.”

Slides for the conference call will be available on this website beginning at 11:00 a.m. (EST) on February 28, 2007.
A telephonic replay will be available beginning approximately two hours after the call on Wednesday, February 28, 2007 and continuing through Wednesday, March 7, 2007. You may access this replay at (888) 286-8010 (U.S./Canada) or (617) 801-6888 (International) and entering the passcode 27399474. You may also access a web archive at http://www.whiting.com beginning approximately one hour after the conference call.
About Whiting Petroleum Corporation
Whiting Petroleum Corporation is a holding company engaged in oil and natural gas acquisition, exploitation, exploration and production activities primarily in the Permian Basin, Rocky Mountains, Mid-Continent, Gulf Coast and Michigan regions of the United States. The Company trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit www.whiting.com.
Forward-Looking Statements
This news release contains statements that Whiting believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, including, without limitation, statements regarding Whiting’s future business strategy, projected production, reserves, costs and capital expenditures, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Some, but not all, of the risks and uncertainties include: our level of success in exploitation, exploration, development and production activities; our ability to successfully integrate acquired businesses and properties; unforeseen underperformance of or liabilities associated with acquired properties; inaccuracies of our reserve estimates or our assumptions underlying them; failure of our properties to yield oil or natural gas in commercially viable quantities; our inability to access oil and natural gas markets due to market conditions or operational impediments; and our ability to replace our oil and natural gas reserves. Whiting assumes no obligation, and disclaims any duty, to update the forward-looking statements in this news release.

Information About Reserves
The SEC permits oil and gas companies to disclose in their filings with the SEC only proved reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Whiting uses in this news release the terms “probable” and “possible” reserves, which SEC guidelines prohibit in filings of U.S. registrants. Probable reserves are unproved reserves that are more likely than not to be recoverable. Possible reserves are unproved reserves that are less likely to be recoverable than probable reserves. Estimates of probable and possible reserves which may potentially be recoverable through additional drilling or recovery techniques are by nature more uncertain than estimates of proved reserves and accordingly are subject to substantially greater risk of not actually being realized by the Company. In addition, Whiting’s production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases.

SELECTED FINANCIAL DATA
For further information and discussion on the selected financial data below, please refer to Whiting Petroleum Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, to be filed with the Securities and Exchange Commission.
WHITING PETROLEUM CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2006	2005
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$10,372	$10,382
Accounts receivable trade, net	97,831	101,066
Deferred income taxes	3,025	15,121
Prepaid expenses and other	10,484	5,595

Total current assets	121,712	132,164

PROPERTY AND EQUIPMENT:
Oil and gas properties, successful efforts method:
Proved properties	2,828,282	2,353,372
Unproved properties	55,297	21,671
Other property and equipment	44,902	26,235

Total property and equipment	2,928,481	2,401,278

Less accumulated depreciation, depletion and amortization	(495,820)	(338,420)

Total property and equipment, net	2,432,661	2,062,858

DEBT ISSUANCE COSTS	19,352	23,660

OTHER LONG-TERM ASSETS	11,678	16,514

TOTAL	$2,585,403	$2,235,196

WHITING PETROLEUM CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	December 31,	December 31,
	2006	2005
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$21,077	$13,159
Accrued liabilities	58,504	54,927
Accrued interest	9,124	11,894
Oil and gas sales payable	19,064	21,154
Accrued employee compensation and benefits	17,800	15,351
Production taxes payable	9,820	13,259
Current portion of tax sharing liability	3,565	4,254
Current portion of derivative liability	4,088	34,569

Total current liabilities	143,042	168,567

NON-CURRENT LIABILITIES:
Long-term debt	995,396	875,098
Asset retirement obligations	36,982	32,193
Production Participation Plan liability	25,443	19,287
Tax sharing liability	23,607	24,576
Deferred income taxes	165,031	91,577
Long-term derivative liability	5,248	21,817
Other long-term liabilities	3,984	4,219

Total non-current liabilities	1,255,691	1,068,767

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock, $.001 par value; 75,000,000 shares authorized, 36,947,681 and 36,841,823 shares issued and outstanding as of December 31, 2006 and 2005, respectively	37	37
Additional paid-in capital	754,788	753,093
Accumulated other comprehensive loss	(5,902)	(34,620)
Deferred compensation	—	(2,031)
Retained earnings	437,747	281,383

Total stockholders’ equity	1,186,670	997,862

TOTAL	$2,585,403	$2,235,196

WHITING PETROLEUM CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended Dec 31,		Year Ended Dec 31,
	2006	2005	2006	2005
REVENUES AND OTHER INCOME:
Oil and natural gas sales	$171,861	$198,416	$773,120	$573,246
Gain (loss) on oil and natural gas hedging Activities	2,358	(12,688)	(7,501)	(33,377)
Gain on sale of oil and gas properties	12,092	—	12,092	—
Interest income and other	280	260	1,116	579

Total	186,591	185,988	778,827	540,448

COSTS AND EXPENSES:
Lease operating	48,405	40,828	183,642	111,560
Production taxes	10,276	11,534	47,095	36,092
Depreciation, depletion and amortization	45,884	33,239	162,831	97,639
Exploration and impairment	11,631	4,957	34,534	16,699
General and administrative	8,523	10,589	37,808	30,607
Change in Production Participation Plan Liability	214	7,830	6,156	9,708
Interest expense	19,011	17,029	73,489	42,045

Total costs and expenses	143,944	126,006	545,555	344,350

INCOME BEFORE INCOME TAXES	42,647	59,982	233,272	196,098

INCOME TAX EXPENSE:
Current	11,809	(663)	12,346	8,514
Deferred	2,888	22,298	64,562	65,662

Total income tax expense	14,697	21,635	76,908	74,176

NET INCOME	$27,950	$38,347	$156,364	$121,922

NET INCOME PER COMMON SHARE, BASIC	$0.76	$1.05	$4.26	$3.89

NET INCOME PER COMMON SHARE, DILUTED	$0.76	$1.05	$4.25	$3.88

WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC	36,744	36,466	36,736	31,356

WEIGHTED AVERAGE SHARES OUTSTANDING, DILUTED	36,860	36,543	36,826	31,449

WHITING PETROLEUM CORPORATION AND SUBSIDIARIES
Reconciliation of Net Cash Provided by Operating Activities to Discretionary Cash Flow
(In thousands)

	Three Months Ended
	December 31,
	2006	2005
Net cash provided by operating activities	$59,329	$119,011

Exploration	8,918	4,853

Changes in working capital	15,575	(11,653)

Discretionary cash flow (1)	$83,822	$112,211

	Year Ended
	December 31,
	2006	2005
Net cash provided by operating activities	$411,209	$330,193

Exploration	30,079	14,665

Changes in working capital	(15,087)	(23,193)

Discretionary cash flow (1)	$426,201	$321,665

(1)	Discretionary cash flow is computed as net income plus exploration and impairment costs, depreciation, depletion and amortization, deferred income taxes, non-cash interest costs, non-cash compensation plan charges, and other non-current items less the gain on property sales. The non-GAAP measure of discretionary cash flow is presented because management believes it provides useful information to investors for analysis of the Company’s ability to internally fund acquisitions, exploration and development. Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under GAAP and may not be comparable to other similarly titled measures of other companies.